EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Renovis, Inc. for the registration of 2,811,273 shares of Common Stock pertaining to the Renovis, Inc. 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan, 2000 Equity Incentive Plan and the Employee Stock Purchase Plan of our report dated November 17, 2003, except for the sixth paragraph of Note 1, as to which the date is February 3, 2004, with respect to the financial statements of Renovis, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-109806) filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

February 11, 2004